KEELEY FUNDS, INC.
THIRD AMENDMENT TO THE
UNDERWRITING AGREEMENT

     THIS THIRD AMENDMENT dated as of the 21st day of December, 2007 to the Underwriting Agreement, dated as of the 7th day of April, 2005, as amended February 14, 2006 and August 15, 2007 (the “Agreement”) is made and entered into as of this 21st day of December 2007, by and between KEELEY FUNDS, INC., a Maryland corporation (the “Company”) and KEELEY INVESTMENT CORP., an Illinois corporation (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into an Underwriting Agreement; and

WHEREAS, the Company and the Distributor desire to amend said Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.		KEELEY INVESTMENT, CORP.

By:	/s/ John L. Keeley, Jr.	By:	/s/ John L. Keeley, Jr.

Name: John L. Keeley, Jr.		Name: John L. Keeley, Jr.

Title: President		Title: President

Exhibit A
to the Keeley Funds, Inc.
Underwriting Agreement

Series	Distribution Plan
Keeley Small Cap Value Fund Class A Shares	Distribution Plan (12b-1 Plan) Dated November 6, 2007

Keeley Small-Mid Cap Value Fund Class A Shares	Distribution Plan (12b-1 Plan) Dated November 6, 2007

Keeley Mid Cap Value Fund Class A Shares	Distribution Plan (12b-1 Plan) Dated November 6, 2007

Keeley All Cap Value Fund Class A Shares	Distribution Plan (12b-1 Plan) Dated November 6, 2007